EXHIBIT 24.1
POWER OF ATTORNEY
DATED NOVEMBER 11, 2008
     KNOW ALL MEN BY THESE PRESENTS that the undersigned Minister of Finance, being the Minister Responsible for Public Finances of the Republic of Hungary (the “Republic”), by his execution hereof, does hereby constitute and appoint Ferenc Szarvas, Chief Executive Officer of Government Debt Management Agency Private Company Limited by Shares of the Republic acting individually as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to execute and deliver the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2007 and all amendments thereto, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the acts of said attorney-in-fact and agent which he may lawfully do or cause to be done by virtue thereof.
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand.

Date: November 11, 2008	By:	/s/ János Veres dr.
		Name:	János Veres dr.
		Title:	Minister of Finance